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Exhibit 21.1

Subsidiaries of the Company

Tidelands Bank, a South Carolina state-chartered bank

Tidelands Statutory Trust, a Delaware trust

Tidelands Statutory Trust II, a Delaware trust

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  Exhibit 21.1